EXHIBIT 10.1

DATED     December 2010

THERMODYNETICS, INC
as Seller

EXECUZEN LTD
and
BURLINGTON HOLDINGS, INC
as Buyers

AGREEMENT

for the sale and
purchase of 1,100,000 shares in Turbotec Products plc

Berwin Leighton Paisner LLP
Adelaide House London Bridge London EC4R 9HA
Tel: +44 (0)20 3400 1000  Fax: +44 (0)20 3400 1111

Clause	Name	Page

1	Definitions and interpretation	1
2	Agreement for sale	4
3	Purchase Price	4
4	Completion	4
5	Warranties	5
6	Indemnity	6
7	Assignment and succession	6
8	Right of First Refusal	6
9	Announcements and information	7
10	Rights and remedies of the Buyers	8
11	Waiver	8
12	No merger	8
13	Cumulative rights	8
14	Contracts (Rights of Third Parties) Act 1999	8
15	Costs	9
16	Set off, withholding tax and grossing-up	9
17	Invalidity	9
18	Further assurance	9
19	Counterparts	9
20	Joint and several liability	10
21	Communications	10
22	Entire Agreement	10
23	Governing law and jurisdiction	11
24	Service of process	11

Schedule	Name	Page

	Number of Shares being purchased by each Buyer	12

Execution Page		13

DATED        21 December 2010

PARTIES

(1)	THERMODYNETICS, INC a company registered in the state of Nevada USA whose principal place of business is at 651 Day Hill Road Windsor Connecticut 06095 (the “Seller”)

(2)	EXECUZEN LTD, a company incorporated under the laws of England and Wales with company number 3777278 whose registered office is at 4th Floor 7 Birchin Place London EC3V 9BW (“Execuzen”)

(3)
BURLINGTON HOLDINGS, INC a company incorporated in the state of Nevada, United States of America with entity number C16613-2003 whose principal place of business is at 2850 Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 USA (“Burlington”)

(Execuzen and Burlington together, the “Buyers”)

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1
In this Agreement:

“AIM” the market operated by the London Stock Exchange plc known as AIM.

“AIM Rules” means the rules published by the London Stock Exchange plc governing the admission to and the operation of AIM.

“Agreed Form” means a form agreed between the parties, a copy of which is initialled for the purpose of identification by or on behalf of the parties.

“Agreement” means this Agreement together with its Schedules as amended from time to time in accordance with this Agreement or as agreed between the parties.

“Associate” means:

(a)	(in relation to an individual):

(i)	a relative that is that individual’s issue, step-child, spouse, civil partner, brother, sister or parent;

(ii)
a company which is, or may be, controlled (within the meaning given in section 840 ICTA) by that individual or a relative (as defined in paragraph (i) above) of that individual, or by two or more of them; and

(b)	(in relation to a company) a Subsidiary Undertaking or Parent Undertaking of the company, and any other Subsidiary Undertaking of any Parent Undertaking of that company.

“Buyers’ Solicitors” means Berwin Leighton Paisner LLP, Adelaide House, London Bridge, London EC4R 9HA.

“Business Day” means a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for business.

“CA2006” means the Companies Act 2006 as amended from time to time.

“Company” means Turbotec Products plc, a public company incorporated in England and Wales under company number 5593339 whose registered office is at 34 Beckenham Road, Beckenham, Kent BR3 4TU.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 4 (Completion ).

“Completion Date” means the date on which Completion occurs in accordance with the terms of this Agreement.

“Disposal” means, in relation to any Ordinary Shares, any sale or transfer (which shall include a transfer or grant of any interest in any Ordinary Share or of any right attaching to any Ordinary Share, whether by way of sale, gift, holding on trust, charge, mortgage or pledge, or in any other way, and whether at law or in equity), or entering into any arrangement in respect of any of the foregoing, including any arrangement to exercise the voting rights attaching to an Ordinary Share at the direction of any third party, and “Dispose” shall be construed accordingly.

“Encumbrance” includes a mortgage, charge, pledge, lien, rent charge or other security interest of any description or nature and any interest or legal or equitable right or claim of any third party or any option or right of pre-emption or right of conversion or right of set off, any retention of title or hypothecation and any agreement to create any of the foregoing.

“Escrow Account” means the escrow account referred to in the Escrow Agreement.

“Escrow Agent” means Initio Consulting Corp., a New Jersey corporation having an office at 350 West Passaic Street, 3rd Floor, Rochelle Parj, NJ 07662.

“Escrow Agreement” means the escrow agreement between the Seller and the Escrow Agent in the Agreed Form.

“Group” means the Company and its Subsidiary Undertakings.

“High Court” means the High Court of Justice in England.

“HMRC” means Her Majesty’s Revenue & Customs (which shall include its predecessors, the Inland Revenue and HM Customs and Excise).

“JD” means Joseph DeSena of 57 Tweed River Drive, Pittsfield, Vt 05772 United States of America.

“ICTA” means the Income and Corporation Taxes Act 1988.

“Ordinary Shares” means ordinary shares of 1p each in the capital of the Company.

“Parent Undertaking” and “Subsidiary Undertaking” have the meanings given to them in section 1162 CA2006.

“Purchase Price” means the purchase price for the Shares to be paid by the Buyers to the Seller in accordance with Clause 3 (Purchase Price ) and as defined in Clause 3.1.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means the security agreement in the Agreed Form to be executed by the Seller (as the debtor) in favour of the Company (as the secured party).

“Seller’s Solicitors” means Thomas Eggar LLP of 76 Shoe Lane, London EC4A 3JB.

“Seller’s US Attorney” means Kenneth B. Lerman, P.C., Attorney at Law,  of 651 Day Hill Road, Windsor, Connecticut 06095.

“Shares” means 1,100,000 Ordinary Shares.

“TPI” means Turbotec Products, Inc, a wholly owned subsidiary of the Company.

“UK Legal Proceedings” means the legal proceedings between the Seller and the Company and/or TPI entitled Thermodynetics, Inc. v Turbotec Products plc in the High Court, case no. HC08C00046.

“US Legal Proceedings” means the legal proceedings (including any related counterclaim) between the Seller and the Company and/or TPI entitled Turbotec Products, Inc. v Thermodynetics, Inc. in the Connecticut Superior Court, Judicial District of Hartford, Housing Session, Docket No. 7712.

 “US$” or “$” means United States dollars, the lawful currency of the United States of America.

“Warranties” means the representations and warranties of the Seller contained in Clause 5 (Warranties ).

“£” means pounds sterling, the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

1.2
A reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.3
Any reference to a statute, statutory provision, subordinate legislation, code or guidance (“statutory provision”) is a reference to such statutory provision as amended and in force from time to time and to any statutory provision which re-enacts or consolidates (with or without modification) any such statutory provision except to the extent that, as between the parties, any such amendment or modification coming into force after the date of this Agreement would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party under this Agreement.

1.4	Reference to:

(a)	the singular includes the plural and vice versa; and

(b)	one gender includes all genders.

1.5	Unless otherwise stated, a reference to a Clause or Schedule is a reference to a Clause or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.6	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

2	AGREEMENT FOR SALE

2.1	The Seller agrees to sell the Shares with full title guarantee free from Encumbrances and the Buyers agree to purchase the Shares with all rights attaching to them with effect from Completion.

2.2	The Seller waives all pre-emption rights and other rights of first refusal in relation to any of the Shares, whether under the articles of association of the Company or otherwise.

3	PURCHASE PRICE

3.1
The purchase price for the Shares shall be the sum of £308,000 (or its US dollar equivalent) (the “Purchase Price”) payable in cash at Completion to the Seller, which shall be satisfied by the Buyers by payment to the Seller's Solicitors and/or the Seller’s US Attorney. Upon receipt of the Purchase Price by the Seller’s Solicitors or the Seller’s US Attorney, the Seller shall procure that the Purchase Price is transferred into the Escrow Account.

The Seller acknowledges and agrees that the Buyers may pay all or part of the Purchase Price in pounds sterling to the Seller’s Solicitors or in US dollars to the Seller’s US Attorney.

3.2	The Purchase Price shall be payable by the Buyers to the Seller in the following portions:

(a)	£154,000 (or its US dollar equivalent) by Execuzen (being approximately 50% of the aggregate Purchase Price); and

(b)	£154,000 (or its US dollar equivalent) by Burlington (being approximately 50% of the aggregate Purchase Price).

3.3	The Seller acknowledges and agrees that any of the Buyers may at their sole discretion pay the Purchase Price (or any part of it) in US$ at the Relevant Exchange Rate (defined below).

3.4
For the purposes of this Agreement, the “Relevant Exchange Rate” for pounds sterling (£) to United States dollars (US$), shall be the spot rate of exchange for the purchase of $US with pounds sterling printed in the London edition of the Financial Times on the Business Day before the date for payment.

4	COMPLETION

4.1	Completion shall take place at the offices of the Buyers’ Solicitors immediately following the signing of this Agreement.

4.2	The Seller shall deliver to the Buyers:

(a)	a certified copy of the resolutions of the directors of the Seller authorising the entering into of this Agreement and any other transactions contemplated by it;

(b)	a copy of a legal opinion from counsel in the United States of America in the Agreed Form (as to capacity and registration);

(c)
completed and signed transfers of the Shares, in favour of the Buyers  or as they direct in respect of the Shares being purchased by each of them as set out in the Schedule (Number of Shares being purchased by each Buyer ), together with the relevant share certificates;

(d)
written confirmation from the Seller that there are no outstanding guarantees given by a member of the Group in favour of the Seller or its Associates and that neither the Seller nor any of its Associates will be  indebted to a member of the Group, save in relation to matters related to the UK Legal Proceedings, and/or the US Legal Proceedings if applicable;

(e)	pre-registration powers of attorney in the Agreed Form executed by the Seller in favour of the Buyers;

(f)	the Escrow Agreement in the Agreed Form, executed by the Seller; and

(g)	the Security Agreement in the Agreed Form, executed by the Seller.

4.3
Upon completion of the matters referred to in Clause 4.2, the Buyers shall pay by means of electronic funds transfer into the Seller’s Solicitors account and/or the Seller’s US Attorney’s account the aggregate amount of £308,000 or its US dollar equivalent, being the Purchase Price. A payment or series of payments made in accordance with this Clause 4 (Completion ) shall constitute a complete discharge of the Buyers’ obligations under Clause 3.1.  Upon receipt of the Purchase Price (or any part of it) by the Seller’s Solicitors or the Seller’s US Attorney, the Seller shall procure that the Purchase Price is transferred to the Escrow Account.

5	WARRANTIES

5.1	The Seller warrants and represents to the Buyers that:

(a)
it has the power and authority to enter into and perform this Agreement which constitutes, or when executed will constitute, valid and binding obligations on it in accordance with its terms and it shall comply with such terms;

(b)
the Seller is currently the legal and beneficial owner of 3,812,307 Ordinary Shares in the Company which equals approximately 29.77% of the entire issued share capital of the Company based on the Company's public announcements that there are 12,806,773 Ordinary Shares outstanding;

(c)	the Shares are owned by the Seller free from any Encumbrances and no other person is entitled to enjoy or exercise any rights whatsoever attaching to the Shares;

(d)	the Seller is entitled to transfer the ownership and/or title of the Shares to the Buyers on the terms of this Agreement without the consent of a third party;

(e)	the Seller is not prohibited or in any way restricted from transferring the ownership of the Shares to the Buyers or performing its obligations under this Agreement;

(f)
there are no judicial, administrative or other governmental actions, proceedings or investigations pending against the Seller, or to the knowledge of the Seller, threatened, except as disclosed in the quarterly report of the Seller filed on Form 10-Q on 13 August 2010 with the SEC on the Edgar filing system;

(g)
the use of the proceeds from the sale hereunder is to first satisfy the remaining unpaid amount of money (referred to herein as the “Litigation Sum”) upon award to the Company and to be paid by the Seller under the lawsuit instituted by the Company on 8 January 2008 in the High Court in England, case no. HC08C00046, against Turbotec Products Plc (the “Litigation”); the amount of the Litigation Sum is being challenged by the Seller in the High Court.  Any and all remaining proceeds shall be used at the discretion of Seller.

5.2	Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, no Clause governs or limits the extent or application of the other Clauses.

6
INDEMNITY

The Seller agrees and undertakes to each of the Buyers to indemnify each of them from and against, and covenants to pay the Buyers on demand an amount equal to all costs (including any costs of enforcement), expenses, liabilities, including any  direct, indirect or consequential losses or damages, claims, demands, proceedings or legal costs and judgments which the Buyers or any members of the Group incurs or suffers, directly or indirectly in any way whatsoever as a result of a breach by the Seller of the Warranties or Clause 2 (Agreement for sale ) of this Agreement.

7	ASSIGNMENT AND SUCCESSION

7.1
If any of the Shares are transferred to an Associate of the Buyers after Completion, the benefit (but not the burden) of this Agreement may be assigned wholly to the transferee who shall accordingly be entitled to enforce it against the Seller as if it were named in this Agreement as a Buyer.

7.2	This Agreement binds each party’s successors and permitted assigns and personal representatives (as the case may be).

7.3	Except as expressly provided above and in Clause 8.6. none of the rights of the parties under this Agreement may be transferred.

8	RIGHT OF FIRST REFUSAL

8.1
Subject to Clause 8.4 and Clause 8.5, during the 18 months following Completion, if the Seller proposes to Dispose of any Ordinary Shares (the “Sale Shares”), the Seller shall, not less than 30 days prior to the proposed date of the Disposal (the “Date of Sale”), provide to each of Execuzen and Burlington written notice of the proposed Disposal, setting out the terms and conditions of the Disposal (including, but not limited to, the price (the “Sale Price”)), along with such other reasonably available information and documentation (including, but not limited to, from a bona fide third party) as each of Execuzen or Burlington may reasonably require (the “Sale Notice”).  Execuzen and Burlington shall each have the right (the “Right of First Refusal”) to purchase a number of such Sale Shares up to the total number of Sale Shares subject to the Disposal by the Seller on the same terms and conditions (including, but not limited to, the Sale Price) as set forth in the Sale Notice.  If Execuzen and/or Burlington wish to exercise their Right of First Refusal, they shall each provide the Seller with a written notice at least ten days prior to the date of completion of the proposed Disposal as set out in the Sale Notice (the “Buy Notice”) specifying the number of Sale Shares they wish to purchase.  If either of Execuzen and Burlington wish to exercise their Right of First Refusal in relation to the total number of Sale Shares proposed to be sold pursuant to the terms of the Disposal then the number of Sale Shares purchased by each party shall be allocated between them as agreed by Execuzen and Burlington and notified to the Seller or, failing that, on a pro-rata basis to their respective existing holdings of Ordinary Shares (on a fully diluted basis).  Failure to provide a Buy Notice in accordance with this Clause 8.1 by any of the Buyers shall be deemed a waiver of that party’s Right of First Refusal.

8.2
Completion of any sale by the Seller to Execuzen and/or Burlington (as applicable) pursuant to Clause 8.1 (a “Share Sale”) shall take place on or before the Date of Sale.  The parties shall act reasonably and in good faith and do all such things and execute all such documents and deeds and do anything reasonably necessary to give effect to any Share Sale.  The Ordinary Shares sold pursuant to any Share Sale shall be deemed to be sold by the Seller with full title guarantee with effect from the date of transfer. If the Seller fails to carry out the Share Sale in accordance with this Clause 8.2 Execuzen and/or Burlington (as applicable) may appoint some other person to execute appropriate transfers on the Seller’s behalf and to give a receipt for the purchase price which shall be paid over to the Seller.

8.3
If any Sale Shares remain unallocated following completion of the process pursuant to Clause 8.1, the Seller may, at any time within one calendar month of the Date of Sale, transfer any unsold Sale Shares on the same terms and conditions as the proposed Disposal (including, but not limited to, the Sale Price) as detailed in the Sale Notice. Any unsold Sale Shares which are not transferred by the Seller pursuant to this Clause (within the one calendar month period referred to in this Clause 8.3) shall be subject to the Right of First Refusal.

8.4
Execuzen shall be entitled to exercise the Right of First Refusal pursuant to Clause 8.1 for so long as it has not sold more than 30 per cent. of its holding in the Company (but excluding any Disposal by Execuzen to JD, Burlington or Adrian Ezra) measured immediately following Completion.

8.5
Burlington shall be entitled to exercise its right of First Refusal pursuant to Clause 8.1 for so long as it has not sold more than 30 per cent. of its holding in the Company (but excluding any Disposal by to JD, Burlington, Execuzen or Adrian Ezra) measured immediately following Completion.

8.6
Each of Execuzen and Burlington may assign all or part of its Right of First Refusal to any of Adrian Ezra or JD and, upon the assignment of such right, references to “Execuzen” or “Burlington” in Clause 8.1, Clause 8.2, Clause 8.4 and Clause 8.5 shall be construed accordingly.

9	ANNOUNCEMENTS AND INFORMATION

9.1
Subject to Clause 9.2 and except as required by law, the AIM Rules, the UK Listing Authority, the London Stock Exchange plc or the Panel on Takeovers and Mergers, no announcement or statement shall be made in relation to this Agreement or another of the parties to this Agreement, except for any announcement specifically agreed between the parties.

9.2
Seller shall be permitted to file a current report on Form 8-K with the SEC within four days of the Completion Date. Furthermore, the Seller shall be permitted to append to such public filing a copy of this Agreement, and all operative associated agreements.

9.3
Except as required by law or any regulatory body the Seller and the Buyers shall keep confidential this Agreement and its terms and conditions and shall not disclose the same to any third party without the prior written consent of the other parties.

10	RIGHTS AND REMEDIES OF THE BUYERS

10.1	The rights and remedies of the Buyers shall not be affected by, and the Warranties shall not be regarded as being qualified:

(a)	by any investigation made by or on behalf of the Buyers into the business and affairs of the Group or any member of it; or

(b)	by any matter within the actual, imputed or constructive knowledge of the Buyers or of any of their agents or advisers.

10.2
The rights and remedies of the Buyers shall not be affected by its rescinding, or failing to rescind, this Agreement, or failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release.  A single or partial exercise of a right or remedy provided by this Agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

11	WAIVER Waiver by the Buyers of a breach of a term of this Agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this Agreement.

12
NO MERGER

The obligations contained in or implied by this Agreement which have not been performed at or prior to Completion and the warranties, representations and indemnities contained in it and any rights or remedies available pursuant to it shall remain in full force and effect notwithstanding, and shall not be affected by, Completion.

13	CUMULATIVE RIGHTS The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies.

14	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

14.1
No term of this Agreement is enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement (other than the enforcement of Clause 8.1 by JD or Adrian Ezra).

14.2
Notwithstanding the provisions of Clause 14.1 of this Agreement, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of JD or Adrian Ezra.

15
COSTS

Expenses incurred by or on behalf of the parties, including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this Agreement, shall be borne by the party who incurred the liability and none of such expenses shall be payable by the Company.

16	SET OFF, WITHHOLDING TAX AND GROSSING-UP

16.1	Each party to this Agreement shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of any counterclaim or set off of any kind.

16.2
Each party to this Agreement shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of all deductions or withholdings except for those required by law.  If a deduction or withholding is required by law, each party shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

17	INVALIDITY

17.1
Subject to Clause 17.2 and Clause 17.3, if a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

17.2
If a provision of this Agreement is, or but for this Clause 17 (Invalidity ) would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

17.3
If a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, and Clause 17.2 cannot be used to make it legal and enforceable, the Buyers or the Seller (as the case may be) may require the Seller or the Buyers (as the case may be) to enter into a new deed under which the Seller or the Buyers (as the case may be) undertake(s) in the terms of the original provision, but subject to such amendments as the Buyers or the Seller (as the case may be) specify in order to make the provision legal and enforceable.  Neither the Seller nor the Buyers will be obliged to enter into a new deed that would increase their liability beyond that contained in this Agreement, had all its provisions been legal and enforceable.

18
FURTHER ASSURANCE

The Seller will at its own expense and following a request by any of the Buyers execute any document and do any thing and use all reasonable endeavours to procure that a third party executes any document and does any thing, reasonably necessary to give the Buyers title to and otherwise perfect the transfer of the Shares to the Buyers.

19	COUNTERPARTS

19.1	This Agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

19.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

20	JOINT AND SEVERAL LIABILITY Unless expressly provided otherwise, the obligations entered into in this Agreement by the Buyers are entered into severally only.

21	COMMUNICATIONS

21.1	All communications between the parties with respect to this Agreement shall be in writing and shall:

(a)
be delivered by hand, or sent by first class prepaid post (or airmail if sent outside the United Kingdom), to the address of the addressee as set out in this Agreement or to another address in the United Kingdom which the addressee notifies for the purpose of this Clause 21 (Communications ); or

(b)	be sent by facsimile to the facsimile number stated below or as notified for the purpose of this Clause 21 (Communications ).

21.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

(a)	(if sent by post within the same country) two Business Days after posting;

(b)	(if sent by post to a country outside the originating country) five Business Days after posting;

(c)	(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day; and

(d)	(if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

21.3	For the purposes of this Clause 21 (Communications ), “business hours” means between the hours of 10.00 and 18.00 inclusive, London time.

21.4
In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

21.5	The facsimile numbers referred to in Clause 21.1: for the Seller: +1 860 285 0139 for Execuzen: +44 020 7245 8890 for Burlington: +1 201 621 405

22
ENTIRE AGREEMENT

This Agreement and the documents referred to in it together constitute the whole agreement between the parties and, subject as expressly provided to the contrary in this Agreement, supersede all previous negotiations, agreements and understandings, written or oral, between the parties relating to the subject matter of this Agreement.

23	GOVERNING LAW AND JURISDICTION

23.1	This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by English law.

23.2
Subject to Clause 23.4, the English courts shall have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

23.3
Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

23.4
Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

24	SERVICE OF PROCESS

24.1
The Seller irrevocably appoints the Seller’s Solicitors as its agent for service of process in relation to any English court proceedings in connection with this Agreement and any of the transactions or matters contemplated by it.

24.2
Service on the agent (as named above or notified in accordance with this Clause 24 (Service of process )) shall be deemed to be valid service whether or not the process is actually received by the Seller.

24.3	If the agent changes its address to another address in England, the Seller shall use reasonable efforts to promptly notify the Buyers and the Buyers’ Solicitors of the new address.

24.4
If the agent ceases to be able to act as agent or to have an address in England, the Seller shall promptly notify the Buyers and the Buyers’ Solicitors of the appointment of a new agent acceptable to the Buyers.  If it fails to do so the Buyers may serve proceedings on the Seller by an advertisement in the Financial Times newspaper stating how the Seller may obtain a copy of the proceedings.  The proceedings shall be deemed to be served on the date of publication of the advertisement.

24.5	Nothing in this Agreement shall affect the Buyers’ right to serve process in any other manner permitted by law.

Schedule
Number of Shares being purchased by each Buyer

Buyer	Approximate percentage of Shares to be purchased	Number of Shares being purchased
Execuzen	50%	550,000
Burlington	50%	550,000

EXECUTION PAGE

Executed as a deed by THERMODYNETICS, INC acting by:	) )

/s/ …………………………………………………………. Robert A Lerman, President, Secretary and a director /s/…………………………………………………………. John F. Ferraro, Chairman, and a director

Executed as a deed by EXECUZEN LTD in the presence of:	) )	/s/ ………………………………………………………….
Director
Name of witness: Signature of witness: Address: Occupation:

Executed as a deed by BURLINGTON HOLDINGS, INC acting by in the presence of:	) ) ) ) )	/s/ ………………………………………………………….

Name of witness: Signature of witness: Address: Occupation: